CONTACT:
Chris Tedford
Interim Chief Financial Officer
(714) 414-4904

PACIFIC SUNWEAR ANNOUNCES THIRD QUARTER OPERATING RESULTS;
ISSUES FOURTH QUARTER GUIDANCE

ANAHEIM, Calif., December 2, 2015 --- Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that net sales for the third quarter of fiscal 2015 ended October 31, 2015, were $205.9 million versus net sales of $212.3 million for the third quarter of fiscal 2014 ended November 1, 2014. Comparable store sales for the third quarter of fiscal 2015 decreased 3%. The Company ended the third quarter of fiscal 2015 with 611 stores versus 620 stores a year ago.

On a GAAP basis, the Company reported a net loss of $3.4 million, or $(0.05) per diluted share for the third quarter of fiscal 2015, compared to a net loss of $0.5 million, or $(0.01) per diluted share for the third quarter of fiscal 2014. The net loss for the Company's third quarter of fiscal 2015 included a non-cash gain of $2.7 million, or $0.04 per diluted share, compared to a non-cash gain of $4.9 million, or $0.07 per diluted share, for the third quarter of fiscal 2014 related to the derivative liability that resulted from the issuance of the Convertible Series B Preferred Stock (the “Series B Preferred”) in connection with the term loan financing the Company completed in December 2011.

On a non-GAAP basis, excluding the non-cash gain on the derivative liability, other charges, and assuming a tax benefit of approximately $2.1 million, the Company would have incurred a net loss for the third quarter of fiscal 2015 of $3.2 million, or $(0.05) per diluted share, as compared to a net loss of $2.2 million, or $(0.03) per diluted share, for the same period a year ago.

“We have been encouraged by improving trends over the past 90 days leading to Q3 results at the high-end of our guidance, an 11% comp on Black Friday and a 1% comp for November,” said Gary H. Schoenfeld, President and Chief Executive Officer. “While there is no shortage of challenges still to overcome, we believe that our Best Brands, Great Style positioning is creating something distinctly relevant amidst a very crowded marketplace.”

Financial Outlook for Fourth Fiscal Quarter of 2015
The Company's guidance range for the fourth quarter of fiscal 2015 contemplates a non-GAAP net loss per diluted share of between $(0.14) and $(0.04), compared to $(0.10) in the fourth quarter of fiscal 2014.

The forecasted fourth quarter non-GAAP net loss per diluted share guidance range is based on the following assumptions:

•	Comparable store sales from -3% to 3%;

•	Net sales from $223 million to $237 million;

•	Gross margin rate, including buying, distribution and occupancy, of 24% to 26%;

•	SG&A expenses in the range of $62 million to $63 million; and

•	Applicable non-GAAP adjustments are tax effected using a normalized annual income tax rate.

The Company's fourth fiscal quarter of 2015 guidance range excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

Derivative Liability
In fiscal 2011, as a result of the issuance of the Series B Preferred in connection with the Company's $60 million senior secured term loan financing with an affiliate of Golden Gate Capital, the Company recorded a derivative liability equal to approximately $15 million, which represented the fair value of the Series B Preferred upon issuance. In accordance with applicable U.S. GAAP, the Company has marked this derivative liability to fair value through earnings and will continue to do so on a quarterly basis until the shares of Series B Preferred are either converted into shares of the Company's common stock or until the conversion rights expire (December 2021).

About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of December 2, 2015, the Company operates 613 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.

The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its third fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 83588954. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company's investor relations website through midnight, March 14, 2016.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the fourth paragraph and the statements made by the Company under the heading “Financial Outlook for Fourth Fiscal Quarter of 2015.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the Third Quarter Ended		For the Three Quarters Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

Net sales	$205,921	$212,292	$568,046	$595,184
Gross margin	51,782	56,683	146,910	162,885
SG&A expenses	53,430	58,020	159,428	170,609
Operating loss	(1,648)	(1,337)	(12,518)	(7,724)
Gain on derivative liability	(2,718)	(4,881)	(27,516)	(16,540)
Interest expense, net	4,328	3,867	12,753	11,819
Income (loss) before income taxes	(3,258)	(323)	2,245	(3,003)
Income tax expense	93	146	749	362
Net income (loss)	$(3,351)	$(469)	$1,496	$(3,365)

Net income (loss) per share:
Basic	$(0.05)	$(0.01)	$0.02	$(0.05)
Diluted	$(0.05)	$(0.01)	$0.02	$(0.05)
Weighted-average shares outstanding:
Basic	70,082	69,235	69,778	69,018
Diluted	70,082	69,235	70,204	69,018

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31, 2015	January 31, 2015	November 1, 2014

ASSETS
Current assets:
Cash and cash equivalents	$11,349	$22,588	$12,279
Inventories	139,623	81,658	129,157
Prepaid expenses	12,460	12,692	15,872
Other current assets	6,740	3,992	6,072
Total current assets	170,172	120,930	163,380
Property and equipment, net	87,850	88,751	91,485
Other assets	40,831	42,598	42,694
Total assets	$298,853	$252,279	$297,559

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$69,340	$36,775	$81,637
Line of credit	35,000	—	—
Derivative liability	932	28,448	14,180
Other current liabilities	48,535	48,183	44,783
Total current liabilities	153,807	113,406	140,600
Deferred lease incentives	14,260	10,804	11,590
Deferred rent	14,537	14,694	14,927
Long-term debt	97,023	94,424	88,474
Other liabilities	25,429	28,368	25,808
Total liabilities	305,056	261,696	281,399
Total shareholders' (deficit) equity	(6,203)	(9,417)	16,160
Total liabilities and shareholders' (deficit) equity	$298,853	$252,279	$297,559

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Three Quarters Ended
	October 31, 2015	November 1, 2014
Cash flows from operating activities:
Net income (loss)	$1,496	$(3,365)
Adjustments to reconcile net income (loss) to net cash used in by operating activities:
Depreciation and amortization	15,513	18,060
Asset impairment	980	3,119
Loss on disposal of property and equipment	66	122
Gain on derivative liability	(27,516)	(16,540)
Amortization of debt discount	3,024	2,239
Non-cash stock-based compensation	1,966	1,202
Changes in assets and liabilities:
Inventories	(57,965)	(46,084)
Prepaid expenses and other current assets	(2,516)	(2,451)
Other assets	480	(1,600)
Accounts payable	32,565	35,603
Other current liabilities	(1,643)	7,130
Deferred lease incentives	3,456	(1,299)
Deferred rent	(157)	(513)
Other long-term liabilities	(2,420)	97
Net cash used in operating activities	(32,671)	(4,280)
Cash flows from investing activities:
Purchases of property, equipment and intangible assets	(12,284)	(11,320)
Cash flows from financing activities:
Proceeds from credit facility borrowings	45,000	—
Payments under credit facility borrowings	(10,000)	—
Proceeds from mortgage borrowings	—	618
Principal payments under mortgage borrowings	(403)	(422)
Payments for debt issuance costs	—	(116)
Principal payments under capital lease obligations	(632)	(344)
Proceeds from issuance of stock-based compensation	302	374
Statutory withholding payments for stock-based compensation	(551)	—
Net cash provided by financing activities	33,716	110
Net decrease in cash and cash equivalents	(11,239)	(15,490)
Cash and cash equivalents, beginning of period	22,588	27,769
Cash and cash equivalents, end of period	$11,349	$12,279

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	October 31, 2015	November 1, 2014
Stores open at beginning of period	608	618
Stores opened during the period	4	5
Stores closed during the period	(1)	(3)
Stores open at end of period	611	620

	October 31, 2015		November 1, 2014
	# of Stores	Square Footage (000s)	# of Stores	Square Footage (000s)
PacSun Core stores	484	1,907	500	1,962
PacSun Outlet stores	127	511	120	485
Total stores	611	2,418	620	2,447

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands, except per share data)

	For the Third Quarter Ended		For the Three Quarters Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

GAAP net income (loss)	$(3,351)	$(469)	$1,496	$(3,365)
Store closure charge (markdown allowance)	184	171	184	171
Termination benefits	476	—	476	—
Software impairment	—	987	—	987
Derivative liability	(2,718)	(4,881)	(27,516)	(16,540)
Deferred tax valuation allowance	2,233	2,012	9,179	7,301
Non-GAAP net loss	$(3,176)	$(2,180)	$(16,181)	$(11,446)

GAAP net income (loss) per share	$(0.05)	$(0.01)	$0.02	$(0.05)
Store closure charge (markdown allowance)	—	—	—	—
Termination benefits	0.01	—	0.01	—
Software impairment	—	0.01	—	0.01
Derivative liability	(0.04)	(0.07)	(0.39)	(0.24)
Deferred tax valuation allowance	0.03	0.04	0.13	0.11
Non-GAAP net loss per share	$(0.05)	$(0.03)	$(0.23)	$(0.17)
Shares used in calculation	70,082	69,235	69,778	69,018

ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated December 2, 2015, contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the third quarters and first three quarters of fiscal 2015 and 2014, respectively, and non-GAAP net loss per share guidance for the fourth quarter of fiscal 2015. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

- Store closure charge - Termination benefits - Software impairment - Derivative liability - Deferred tax valuation allowance
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.